AQR FUNDS: CODE OF ETHICS

AS AMENDED: AUGUST 2020

LAST REVIEWED: AUGUST 2020

I.	Overview

This Code of Ethics (the “Code”) has been adopted by the Board of Trustees (the “Board”) of the AQR Funds (the “Trust”),1 including a majority of the Trust’s trustees who are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), in accordance with Rule 17j-1 under the 1940 Act.2

The Code is designed to ensure that those individuals with access to information regarding the portfolio securities activities of the Trust do not intentionally use that information for their personal benefit and to the detriment of the Trust. It is not the intention of this Code to prohibit personal securities activities by Access Persons3 provided that such activities comply with the Code prohibitions and restrictions. All Access Persons of the Trust are covered under this Code.

Any Access Person who is subject to a separate code of ethics adopted by the Adviser is not subject to the reporting and pre-approval requirements under this Code, provided that: (1) such Adviser code of ethics complies with the requirements of Rule 17j-1 under the 1940 Act applicable to such Access Person and has been approved by the Trust’s Board; and (2) such Adviser has certified to the Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating such code of ethics.

A separate Business Conduct Manual and Code of Ethics that complies with both Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, governs the Trust’s investment adviser, AQR Capital Management, LLC, and the investment sub-adviser to certain Funds, CNH Partners, LLC (collectively, the “Adviser”). The Trust’s principal underwriter, ALPS Distributor, Inc., maintains a separate code of ethics that is designed to comply with the requirements of Rule 17j-1.

II.	General Principles

Rule 17j-1(b) makes it unlawful for any affiliated person of or principal underwriter for the Trust, or any affiliated person of an investment adviser or principal underwriter for the Trust (which includes its officers, directors, employees and associated persons), in connection with the purchase

[1]	Each series of the Trust is referred to herein as a “Fund” and collectively, the “Funds.”

[2]	The Trust is registered as an open-end, management investment company with the U.S. Securities and Exchange Commission (“SEC”) under the 1940 Act.

[3]	Capitalized terms used in this Code are defined in Section IX, “Definitions.”

and sale (directly or indirectly) by such person of a Security Held or to be Acquired by the Fund, to:

●	employ any device, scheme or artifice to defraud the Trust;

●

make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

●	engage in any manipulative practice with respect to the Trust.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Trust and its shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Trust and its shareholders and must comply with the prohibitions and restrictions noted below, unless otherwise excepted under this Code. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Trust and its shareholders.

III.	Policy to Prevent Insider Trading

Federal, state and international securities laws and regulations prohibit securities transactions while in possession of material nonpublic information (“MNPI”) under certain circumstances, including, but not limited to:

●	“misappropriated” information or information improperly obtained by the purchaser or seller;

●	information provided by a corporate insider to the purchaser or seller in exchange for a monetary or non-monetary consideration; or

●	an individual prohibited from trading under the items referenced above “tips” the information to the purchaser or seller.

Violation of these restrictions is strictly prohibited and could have severe consequences for both the Trust and its Access Persons. Any Access Person engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any Access Person who learns of any actual or potential violation of the law or provisions of this section must promptly notify the Chief Compliance Officer (“CCO”) or any member of the Compliance Department.

IV.	Reporting Requirements

To enable the Trust to determine with reasonable assurance whether the provisions of Rule 17j-1 and this Code are being observed by its Access Persons, it is the general policy of the Trust that Access Persons may trade securities in which they have any direct or indirect Beneficial Ownership only if they comply with the Trust’s reporting requirements outlined herein.4 These requirements apply to all transactions and holdings of an Access Person in Covered Securities, except as noted in subsection (C) below.

A.	Initial and Annual Holdings Report

No later than 10 days after becoming an Access Person, each Access Person is required to provide an initial report of all Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership (the “Initial Holdings Report”).5 At least annually, each Access Person is required to provide a complete listing of all Covered Securities owned by the Access Person (the “Annual Holdings Report”).6

The Initial Holdings Report and Annual Holdings Report are required to contain the following information:

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	The date the report is submitted by the Access Person.

B.	Quarterly Transaction Report

No later than 30 days following the end of each calendar quarter, each Access Person is required to provide a report of (i) all transactions that occurred during the quarter in Covered Securities in which the Access Person had any direct or indirect Beneficial Ownership, and (ii) all accounts in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person (the “Quarterly Transaction Report”).

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Any report required to be submitted pursuant to this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership interest in the securities to which the report relates. Reports under this Code shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.

[5]	The Initial Holdings Report must be current as of a date not more than 45 days prior to the date of becoming an Access Person.

[6]	The Annual Holdings Report must be current as of a date no more than 45 days prior to the date each subsequent annual report is submitted.

The Quarterly Transaction Report is required to include the following information for transactions that occurred during the quarter:

●	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date that the report is submitted by the Access Person.

The Quarterly Transaction Report is required to include the following information for the listing of accounts that held Covered Securities during the quarter:

●	The name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

C.	Exceptions from Reporting Requirements

An Independent Trustee who would be required to make a report solely by reason of being a Trustee of the Trust, need not make:

●	an Initial Holdings Report or an Annual Holdings Report; or

●

a Quarterly Transaction Report, unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the Independent Trustee’s transaction in a Covered Security, a Fund purchased or sold such Covered Security or a Fund considered purchasing or selling the Covered Security.[7]

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The “should have known” standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed in meeting any of a Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Funds’ portfolio holdings, market considerations, or the Funds’ investment policies and objectives or investment restrictions.

Access Persons are not required to submit:

●	Any report with respect to Covered Securities held in accounts over which the Access Person had no direct or indirect influence or control;

●

A quarterly report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser and/or information in the Trust or the Adviser’s records.

●

Reports otherwise required by this Section, if the Access Person is also an Access Person of the Adviser, provided that either: such person submits to the Adviser reports required by the Adviser’s code of ethics containing substantially the same information as called for in the reports required by this section; or the information in such report would duplicate information required to be recorded under Rule 204-2(a)(13) under the Investment Advisers Act of 1940.

●	A quarterly report with respect to transactions effected pursuant to an Automatic Investment Plan.

V.	Investments in Initial Public Offerings and Limited Offerings

Investment Personnel are prohibited from directly or indirectly acquiring Beneficial Ownership in any security in an Initial Public Offering. Investment Personnel must obtain pre-approval before directly or indirectly acquiring Beneficial Ownership in any securities in a Limited Offering.

VI.	Report to the Board

No less frequently than annually, the Trust and any investment adviser, sub-adviser or affiliated principal underwriter8 of the Trust must furnish to the Board, and the Board must consider, a written report that:

●

Describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and

●

Certifies that the Trust, investment adviser, sub-adviser or affiliated principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

VII.	Approval Requirements

This Code and any material changes must be approved by the Board, including by a majority of the Independent Trustees. Before initially retaining any investment adviser, sub-adviser or

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These reporting requirements do not apply to a principal underwriter of a Fund unless: (1) the principal underwriter is an affiliated person of the Fund or an investment adviser (or sub-adviser) of the Fund; or (2) an officer, director/trustee or general partner of the principal underwriter serves as an officer, director/trustee or general partner of the Trust or of a Fund’s investment adviser (or sub-adviser). See Rule 17j-1(c)(3) under the 1940 Act.

principal underwriter for the Trust, the Trust’s Board must approve the code of ethics of the relevant entity (unless the entity is not required by Rule 17j-1 to adopt a code of ethics), and must approve any material change to that code of ethics within six months after the adoption of the change, unless excepted under Rule 17j-1. Each such approval must be based on a determination that the relevant code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1(b). Before approving a code of ethics or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable code of ethics.

VIII.	Recordkeeping

Please refer to the Trust’s Recordkeeping Policies and Procedures.

IX.	Definitions

Access Person: (1) any trustees and officers of the Trust; (2) each employee (if any) of the Trust (or of any company in a Control relationship with the Trust ) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (3) any natural person in a Control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

Automatic Investment Plan: A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership: The right to the economic benefits of a Security, including all Securities in which a person, through any contract, arrangement, understanding, relationship or otherwise, has a direct or indirect economic or pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held in any account that by reason of any contract, arrangement, or understanding provides a person with a pecuniary interest or with sole or shared voting or investment discretion. Pecuniary interest shall include the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Securities.

Control: Has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security: Any security (as defined in Section 2(a)(36) of the 1940 Act), except that it does not include: (i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements; and (iii) Shares issued by an open-end investment company registered under the Investment Company Act.

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel: (i) Any employee of the Trust (if any) or investment adviser (or of any company in a control relationship to the Trust or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (ii) Any natural person who controls the Trust or investment adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust. The Independent Trustees are not Investment Personnel.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, or rule 506 under the Securities Act of 1933.

Security held or to be acquired by a Fund: (i) Any Covered Security which, within the most recent 15 days: (A) Is or has been held by the Fund; or (B) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.